Exhibit 10.1

Dyax Corp.

300 Technology Square

Cambridge, MA 02139

CONFIDENTIAL DOCUMENT

May 31, 2005

Thomas Beck, M.D.
345 Silver Hill Road
Concord, MA 01742

Dear Tom,

On behalf of Dyax Corp., this letter will confirm our offer of employment to you for the position of Executive Vice President, Business and Product Development.  The terms of our offer are as follows:

Supervision:

You will be reporting directly the Company’s Chief Executive Officer.

Responsibilities:

As Executive Vice President, Business and Product Development, you will be responsible for (i) supervising and managing the strategic operation of the Clinical, Development, Program Management and Business Development departments, and (ii) such other duties as the Company’s Chief Executive Officer and/or Board of Directors shall designate.  All such duties shall be performed and discharged, faithfully, diligently and to the best of your ability and in compliance with all applicable laws and regulations.  In performing these duties, you agree to devote substantially all of your working time and efforts to the business and affairs of Dyax and its affiliates.

Notwithstanding anything to the contrary contained herein or elsewhere, you will be permitted to serve as a member of the Board of Directors of one or more other companies, provided that (i) you obtain prior approval from the Company’s Chief Executive Officer and (ii) such service does not materially affect the performance of your duties to the Company.

On or before December 31, 2005, you will meet with the Company’s Chief Executive Officer to evaluate the status and progression of your domain and responsibilities and set mutually agreeable goals for the future.

Salary and Bonus:

As an exempt employee you will receive an annual salary of $300,000 to be paid in accordance with the Company’s standard payroll practice.  Currently, our payroll is paid on a bi-weekly basis.  In addition to your base salary, you will be eligible to receive an annual bonus for up to forty percent (40%) of your base salary following the completion of each calendar year during the term of your employment.  Bonus eligibility and amounts will be subject to the attainment of specific individual and corporate objectives that will be determined by you and the

Company’s Chief Executive Officer, and approved by of the Compensation Committee of the Board of Directors.  For the calendar year ending December 31, 2005, you will be eligible to receive a pro-rated proportion of this bonus for your service during the remainder of this year.

Stock Options:

Subject to approval by the Compensation Committee, Dyax agrees to grant you an Incentive Stock Option for the purchase of 100,000 shares of Dyax common stock at a purchase price equal to the fair market value of the stock on the grant date, which will be your first day of employment.  The options will be subject to the provisions of the Company’s 1995 Equity Incentive Plan (the “Plan”) and the Stock Option Award Agreement to be entered into by you and the Company following approval of the grant, which in relevant part will require that such options (i) vest in equal quarterly installments over four years; (ii) expire in 10 years; and (iii) may be exercised (as to the vested portion) for ninety (90) days following the termination of your employment.  Additionally, as a performance incentive to you, if the Company is successful in achieving its goal of dosing a patient in a pivotal, placebo-controlled Phase III clinical trial of DX-88 for hereditary angioedema (HAE) prior to the end of 2005, 20% of the shares underlying the option granted to you (i.e. 20,000 shares) will become immediately vested and exercisable by you.

Benefits:

You will be eligible to participate in the Company’s employee benefits in the same manner provided generally to the Company’s senior executives, including health and dental insurance, 401(k) savings plan, disability insurance and life insurance.  A package describing these benefits is enclosed.

As a senior executive, you will also be subject to coverage under the Company’s Directors and Officers (D&O) insurance policy, a copy of which will be provided to you upon request.  In addition, please be aware that the Company’s by-laws require that the Company shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the state in which Dyax was incorporated), indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Company.

Vacation:

Initially, you will receive twenty (20) days of vacation and continue to accrue one additional day for each year of employment, up to a maximum of thirty (30) days of vacation per year in accordance with the Company’s vacation policy.  In addition, should you become ill, you shall be allowed up to five (5) paid sick days, provided that any unused sick days shall not to be carried over from year to year and shall not to be cashed out upon termination.

Termination and Severance:

All employees at Dyax are employed at will.  “Employment at will” refers to the traditional relationship between employer and employee, allowing either party to unilaterally terminate the employment relationship.  While we ask that all senior executives provide at least ninety (90) days prior notice, you will be free to resign at any time.  Similarly, the Company reserves the right to terminating your employment at any time, with or without cause and with or without prior notice.

However, in the event you are terminated by the Company without “cause,” Dyax agrees to pay you your monthly base salary for a minimum of six (6) months as severance.  All bonuses that have been earned for a completed calendar year and all accrued vacation time shall be paid upon termination.  Medical and dental benefits shall continue during the period when you are receiving severance.  Other than your rights under COBRA, all other benefits and vesting of your stock options will terminate as of your date of termination.  You will also be eligible to receive this severance package if, following your meeting with the Chief Executive Officer on or before December 31, 2005, you elect to resign within thirty (30) days due to an inability to reach a mutual understanding with the Company as to the progression of your domain and responsibilities and goals for the future.

If your employment is terminated for “cause” by the Company or is terminated by you for any reason, your compensation, benefits, and stock option vesting shall cease as of the termination date.  For purposes of this offer, “cause” shall mean:

(i)            the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any failure resulting from your terminating your employment following a material diminution of your title or duties to the Company), as determined by the Board of Directors;

(ii)           gross misconduct or the commission of any act of dishonesty or moral turpitude in connection with your employment, as determined by the Board of Directors; or

(iii)          the conviction of a felony or a crime involving moral turpitude.

Change of Control Agreement:

Additionally, the Company has agreed to provide you with additional benefits in the event your employment within the Company is terminated after a “change in control” on the same terms as has previously been offered to other senior executives of the Company.  A copy of the letter containing such terms (the “Change of Control Agreement”) is enclosed for your review.

Confidentiality Agreement:

You will be required to sign the Company’s Standard Employee Confidentiality Agreement on or before your first day of work.  A copy is enclosed for your review.  The Confidentiality Agreement obligates you not to disclose confidential information you may learn during your employment with the Company, to assign to the Company rights in inventions or other intellectual property developed in the course of your employment and not to solicit employees or business away from the Company for a period of one year following any termination of your employment.

Additional Documents:

You will be also be required to a Certificate of Acknowledgment under which you acknowledge that you have read and agree to comply with the Company’ s Corporate Communications, Disclosure and Insider Trading / Reporting Policy, the Company’ s Code of Ethics and the Audit Committee Procedures for Handling Complaints .  A copy of each of these documents is also enclosed.

If this offer letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to Dyax the enclosed copy of this letter, along with the Change of Control Agreement and Confidentiality Agreement referenced above.  Such documents will then constitute the complete agreement with respect to your employment by the Company, and will supercede all prior oral or written agreements relating to such matters.

Sincerely,

/s/ Henry E. Blair
Henry E. Blair
Chairman, President and CEO

I acknowledge receipt and agree with the foregoing terms and conditions.

/s/ Thomas Beck, M.D.
Thomas Beck, M.D.